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                                         Filed Pursuant to Rule 424(b)(3)
                                         Registration No. 333-102165


                       APPLIED DIGITAL SOLUTIONS, INC.
                        PROSPECTUS SUPPLEMENT NO. 11
                     TO THE PROSPECTUS DATED MAY 6, 2003


                      1,100,000 shares of Common Stock


            We are offering up to 4,000,000 shares of our common stock under the terms of a securities purchase agreement entered into on June 4, 2003, with Cranshire Capital, L.P. The securities purchase agreement provides for the purchase of up to 4,000,000 shares of our common stock from Cranshire Capital, L.P. on up to three settlement dates within a 10-trading day period following our issuance of a press release announcing our entering into this agreement, which occurred on June 5, 2003.

            This prospectus supplement relates to 1,100,000 shares purchased by Cranshire Capital, L.P., on June 18, 2003, the third settlement date under the purchase agreement, at a price of $0.3932 per share. On June 18, 2003, the last reported sales price of our common stock (symbol: "ADSX") on the Nasdaq SmallCap Market was $0.47 per share.

            As previously disclosed in the supplements dated May 15, 2003, May 21, 2003, May 27, 2003, May 30, 2003, June 2, 2003, June 6, 2003, June
10, 2003, June 12, 2003 and June 17, 2003, and including the 1,100,000 shares to which this prospectus supplement relates, an aggregate of 50,000,000 shares have been purchased under the three separate securities purchase agreements with each of Cranshire Capital, L.P. and Magellan International Ltd., dated May 8, 2003, May 22, 2003, and June 4, 2003, including 20,500,000 shares purchased by Cranshire Capital, L.P. and 29,500,000 shares purchased by Magellan International Ltd., resulting in net proceeds to us of $17,821,116.45, after deduction of the 3% fee to our placement agent, J.P. Carey Securities.

           This prospectus supplement is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement covers our offering of up to 50 million shares of our common stock. This prospectus supplement provides specific information about the offering of common stock under this registration statement, and updates information provided in the prospectus dated May 6, 2003, as supplemented in Supplement No. 1 on May 15, 2003, Supplement No. 2 on May 21, 2003, Supplement No. 3 on May 27, 2003, Supplement Nos. 4 & 5 on May 30, 2003, Supplement No. 6 on June 2, 2003, Supplement No. 7 on June 6, 2003, Supplement No. 8 on June 10, 2003, Supplement No. 9 on June 12, 2003, and Supplement No. 10 on June 17, 2003. You should read both this prospectus supplement and the prospectus, as previously supplemented, carefully.

            AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. THESE RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 11 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.


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            NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER
REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this prospectus supplement is June 20, 2003.